Exhibit 99.1

Tom Herzog to Join HCP as Executive Vice President and Chief Financial Officer

IRVINE, Calif., – May 12, 2016 – PRNewswire - HCP (NYSE:HCP) today announced that Tom Herzog will join the company as Executive Vice President and Chief Financial Officer (CFO), effective June 27, 2016.  Mr. Herzog previously served as CFO of HCP from 2009 to 2011.  He will replace HCP’s outgoing Executive Vice President and CFO, Tim Schoen.

“Our Board and management team are very pleased that Tom is rejoining our team,” said Mike McKee, Executive Chairman of HCP.  “Tom is an established S&P 500 executive with exceptional and relevant experience.  We look forward to his contributions as we continue to drive sustainable long-term value for our shareholders.”

“We are thrilled to welcome Tom back to HCP,” said Lauralee Martin, President and Chief Executive Officer of HCP.  “His proven leadership, financial acumen, deep REIT industry experience and familiarity with our people and portfolio will be invaluable as we work to complete the recently announced spin-off of our HCR ManorCare real estate, and focus on the exciting growth opportunities ahead for HCP.”

“I am excited to return to HCP to work with Mike, Lauralee and the rest of the team as we continue to advance HCP’s premier healthcare portfolio,” Mr. Herzog noted.  “HCP has compelling opportunities ahead and I look forward to being part of the team that will position the company for future growth.”

Mr. Herzog has served as Senior Vice President and CFO of UDR, Inc., a leading multifamily real estate investment trust listed on the NYSE, since January 2013.  From 2011 until he joined UDR, he was the CFO at Amstar, a Denver-based real estate investment company.  Mr. Herzog’s experience in the public REIT sector also includes serving as CFO for two S&P 500 companies, HCP (2009-2011) and Apartment Investment and Management Company, an NYSE listed company (2004-2009).  Prior to this, Mr. Herzog was an executive with GE Capital Real Estate for four years, and spent a decade at the accounting firm Deloitte & Touche LLP.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 31 consecutive years; (iii) was the first REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is recognized as a global leader in sustainability as a member of the Dow Jones and FTSE4Good sustainability indices, as well as the recipient in three of the past four years of both of the GRESB Global Healthcare Sector Leader and the NAREIT Healthcare Leader in the Light Award.  For more information regarding HCP, visit www.hcpi.com.

CONTACT

John Lu

Executive Vice President – Corporate Finance and Investments

(949) 407-0400